Exhibit 99.1

OSS to Deliver Ruggedized Compute Solution for Embark’s Commercial Autonomous Truck Deployment

ESCONDIDO, Calif. – October 24, 2022 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in AI Transportable solutions on the edge, has secured two new autonomous truck program wins with Embark Trucks, Inc. (Nasdaq: EMBK), a leading developer of autonomous technology for the trucking industry.

The two wins include one for OSS’ Centauri rugged PCIe storage expansion system and another for OSS’ next-generation optimized autonomous truck 3U SDS rugged accelerated computing server, 3U SDS-AT.

The new wins involve equipping trucks from Embark’s test fleet with the highest-performance ruggedized compute and transportable storage capabilities. Embark is expected to be a top 10 account for OSS starting this year.

OSS worked closely with Embark and other customers to define the attributes and inform the design of the next-gen 3U SDS that would make it ideal for the autonomous truck market. Leveraging Embark’s industry experience and feedback, OSS included attributes such as additional ruggedization and more efficient air cooling, system monitoring and I/O—all elements critical to the commercial operation of autonomous long-haul trucks.

The 3U SDS is powered by three of the most advanced NVIDIA® A100 Tensor Core GPUs, an AMD Epyc 7003 series processor and one of the fastest Gen 4 NVMe flash storage products on the market today.

Embark is a market leader in the autonomous trucking space, and focused on commercializing its self-driving software for semi-trucks, Embark Driver. Autonomous trucks powered by Embark can haul goods for a longer amount of uninterrupted time, create greater efficiencies and significantly improve the economics of shipping across the country, which are key benefits as the U.S. grapples with a chronic truck driver shortage.

Autonomous driving capabilities can also improve safety and fuel efficiency in the trucking industry. They can also reduce delivery times by enabling trucks to travel across the U.S. in shorter periods of time compared to human-operated trucks, which are limited by hours-of-service regulations.

OSS provides the highest-performance solutions for the autonomous truck market, allowing companies to focus on the development of their autonomous driving software as well as integration of hardware and sensor componentry. OSS is also working closely with several companies towards developing high-volume production solutions for the coming years.

OSS’ products are currently being utilized for four autonomous trucking components: main compute server, expansion chassis and transportable storage that are all located in the long-haul truck, and the second server that is located in the trucking depot hub which can upload vast amounts of data to the main system for further analysis.

“These additional wins reaffirm our belief that OSS is delivering the best solutions for autonomous long-haul trucking on the market today,” stated David Raun, OSS’ president and CEO. “This third win for our 3U SDS platform demonstrates our expert ability to ruggedize datacenter-class compute and storage solutions and ensure the highest level of durability required by today’s autonomous trucks. Our solutions also provide secure system monitoring and control, ground-breaking cooling technologies, and PCI Express scalability that supports a variety of trucks with varying amounts of sensors.”

“In order to meet demanding fleet uptime requirements, autonomous trucking demands ‘performance without compromise’ in harsh environments,” added Raun. “This capability is enabled by a strong partner like OSS who is committed to working hand in hand with market leaders like Embark, where together we can produce commercial grade solutions for scaling autonomous long-haul trucking.”

Ben Stinnett, Head of Hardware of Embark, commented: “Embark is commercializing autonomous trucks with an asset-light approach, focusing exclusively on developing autonomous software and partnering with industry-leading suppliers like OSS to integrate the highest quality hardware into our technology stack. The levels of performance and ruggedization of OSS AI Transportable products have helped us significantly advance the capabilities of Embark Driver. We value the flexibility and partnership with OSS, as we pursue our mission to improve the safety, efficiency, and sustainability of the trucking industry.”

The new 3U SDS-AT servers for Embark are scheduled to begin shipping this quarter.

About Centauri Portable Flash Storage Integration

Centauri is a PCIe Gen 4 NVMe ruggedized storage system that offers high capacity in a compact, hot-swappable, easily transportable canister that slides into a flange mountable chassis.

Centauri can data log up to 320 terabytes in an eight-drive canister. All eight drives can be removed simultaneously from the saddle bag of an autonomous truck without having to climb into the truck. They can be quickly transported to the depot hub servers, which uploads the data to the cloud. The canister accepts both U.2 NVMe or SATA solid state drives (SSDs).

The NVMe version is equipped with a PCIe Gen 4 interface that provides storage throughput up to 5.0 times faster transfer rate as compared to SATA. The rugged design, high throughput and large capacity make it ideal for capturing raw video and data from the multitude of sensors mounted around the truck and transporting that data quickly to the depot.

Centauri is designed to meet MIL-STD-810G ruggedization requirements, making it ideal for both commercial and military vehicle data logging.

“This second autonomous trucking win for Centauri once again highlights our expertise in high-performance storage, rugged environmental design and scale-out technologies,” said Raun. “Our compute and storage solutions are a perfect match for demanding AI, high-bandwidth sensors and video sources in ruggedized edge environments.”

Centauri is currently shipping to multiple customers in autonomous trucking.

How the System Works

OSS compute solutions, like the OSS 3U SDS-AT, integrate directly with autonomous trucking software to gather and process data from the multiple sensors embedded around an autonomous vehicle, including

LiDAR, radar, telemetry (GPS) and cameras, to make decisions on the road in real time. The vast amounts of data captured by the sensors and the performance of the autonomous driving model are then logged on an OSS storage solution, such as Centauri, and then transported and uploaded to the cloud at central autonomous truck depots. The cloud data from the autonomous trucks is then used by data scientists and an evolving machine learning AI model to improve the vehicle’s self-driving capabilities.

The combination of fast Gen 4 NVMe memory in a removable canister and the easily accessible location of Centauri in a truck’s external ‘saddlebag’ compartment creates a highly efficient method of transporting data between truck and depot, and allows the truck to quickly get back on the road.

This OSS AI Transportables technology addresses the rapidly growing global market for autonomous trucking that, according to Pitchbook, is projected to grow from $528 million in 2023 to more than $166 billion annually by 2035.

OSS compute and storage platforms can be ordered today from the company’s channel partners worldwide, as well as directly from OSS sales engineers at sales@onestopsystems.com or by calling toll free +1 (877) 438-2724. Application engineering and the company’s unique suite of software tools are also available upon request.

About One Stop Systems

One Stop Systems, Inc. (OSS) designs and manufactures innovative AI Transportable edge computing modules and systems, including ruggedized servers, compute accelerators, expansion systems, flash storage arrays, and Ion Accelerator™ SAN, NAS and data recording software for AI workflows. These products are used for AI data set capture, training, and large-scale inference in the defense, oil and gas, mining, autonomous vehicles and rugged entertainment applications.

OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe storage to build award-winning systems, including many industry firsts, for industrial OEMs and government customers. The company enables AI on the Fly® by bringing AI datacenter performance to ‘the edge’, especially on mobile platforms, and by addressing the entire AI workflow, from high-speed data acquisition to deep learning, training and inference. OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com.

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, actual revenue from pending and existing orders and the fitness of the Centauri, 3U SDS, or third-party NVIDIA, AMD Epyc, and NVMe products for Embark or the autonomous trucking market, environment or application. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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